Exhibit 99.1

The Dow Chemical Company 2030 Dow Center Midland, MI 48674 U.S.A.

FOR MORE INFORMATION
Bob Plishka
+1 989 638 2288
bplishka@dow.com

Merszei Named President of Dow Europe,
Middle East and Africa, and Chairman of Dow Europe

Weideman Named Interim Chief Financial Officer

Midland, MI – November 3, 2009 – In an effort to further strengthen its geographic presence and connection with key markets and customers, The Dow Chemical Company (NYSE: DOW) announced today that Geoffery E. Merszei, Executive Vice President and Chief Financial Officer, will move to a new role as President of Dow Europe, Middle East and Africa, while also serving as Chairman of Dow Europe, and Executive Vice President of The Dow Chemical Company, reporting to Andrew N. Liveris, Chairman and Chief Executive Officer.  Merszei has served as the Company’s Chief Financial Officer for the past five years. He will relocate to the Company’s European Headquarters in Horgen, Switzerland.

Merszei will also assume additional responsibility as chair of the Company’s newly established Geographic Leadership Council. The Council’s function is to ensure Dow builds upon its robust global franchise by building strong relationships with partners and customers and continuing its track-record of making growth investments throughout world.  Membership of this Council will be announced shortly.

Managing the Company’s global footprint is becoming even more important and this new role will help ensure Dow is better able to capture growth opportunities in important markets around the world. Reporting to Merszei will be Henry Roth, President of Middle East Region, Earl Shipp President of Africa Region, Kostas Katsoglou, President of Eastern Europe /Russia Region, and John Dearborn, President of the Ras Tanura Integrated Project in Saudi Arabia as well as the European leadership team.

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Merszei Named President of Dow Europe

William H. Weideman, Vice President and Controller, will assume the role of interim CFO while the Company conducts a global search for a replacement for Merszei.

Merszei first joined Dow in 1977, and spent two-thirds of his career in locations outside the United States, including multiple assignments in Europe and Asia. He returned to the Company in July 2005 as Executive Vice President and CFO after serving four years as Executive Vice President and Chief Financial Officer of Alcan, Inc.

“Dow has a long and storied history of growing successfully in many parts of the world with more than two thirds of our business transacted outside of the United States, but as we focused more on global businesses and functions over the last decade, our geographic emphasis changed,” said Andrew N. Liveris, Chairman and Chief Executive Officer.  “We are fortunate to have someone of Geoffery’s knowledge and experience available to step up and take on these new responsibilities. In addition, Geoffery has also played a very strong role working with me and the rest of the senior management team to ensure that we delivered on our commitments in several key areas, exceeding our financial goals and surpassing key milestones on all fronts.”

Weideman has more than 30 years of Finance experience with the Company, and has held a variety of accounting and controller roles for various Dow businesses.

“We are also fortunate to have someone of Bill’s caliber to step into the role of interim CFO while we conduct the global search for Geoffery’s replacement,” said Liveris. “Bill knows and understands the Company extremely well and has the confidence of everyone in the organization having performed extremely well as Vice President and Controller working directly alongside Geoffery for the past number of years.”

These appointments are effective immediately.

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Merszei Named President of Dow Europe

About Dow

Dow is a diversified chemical company that combines the power of science and technology with the “Human Element” to constantly improve what is essential to human progress. The Company delivers a broad range of products and services to customers in approximately 160 countries, connecting chemistry and innovation with the principles of sustainability to help provide everything from fresh water, food and pharmaceuticals to paints, packaging and personal care products. In 2008, Dow had annual sales of $57.4 billion and employed approximately 46,000 people worldwide. The Company has 150 manufacturing sites in 35 countries and produces approximately 3,300 products. On April 1, 2009, Dow acquired Rohm and Haas Company, a global specialty materials company with sales of $10 billion in 2008, 98 manufacturing sites in 30 countries and approximately 15,000 employees worldwide. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

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